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Monday November 22, 1999
COMPANY PRESS RELEASE

            Advanced Communications Closes Sale of Telecom Operations

ST. LOUIS, Nov. 22 /PRNewswire/ -- Advanced  Communications  Group, Inc.
(ACG) (NYSE: ADG - NEWS) today announced that it closed the sale of its telecommunications services operations to Ionex Telecommunications, Inc. (formerly Compass Telecommunications, Inc.). Net cash proceeds were $42.6 million, representing a gross sales price of $49.8 million less a preliminary adjustment for working capital of $7.2 million.

Richard O'Neal, ACG Chairman and CEO stated, "We are pleased to leave our telecom services customers in capable hands and look forward to partnering with Ionex in the future. This divestiture is consistent with our change in strategic focus to expand the yellow pages business as WorldPages.com. The combination of selling our telecom operations and the positive cash flow from our underlying print yellow pages business provide us needed financial flexibility."

Management expects to use the cash proceeds from the sale for paying down ACG's revolving credit facility with Bank of America Corporation and general corporate purposes. ACG and Bank of America have agreed to amend their existing credit facility to allow borrowings of up to $15.0 million, subject to certain restrictions.

Effective with the pay-down of the revolving credit facility with Bank of America, ACG has total debt outstanding of $25.0 million, which is composed of $8.0 million under the amended facility with Bank of America, $2.0 million of convertible notes due in February 2000, and $15.0 million of subordinated debt that will be converted to ACG common stock upon closing the proposed acquisitions of YPtel Corp., Web YP, Inc. and Big Stuff, Inc.

Pursuant to definitive agreements, ACG plans to acquire the outstanding stock of YPtel Corp., WebYP, Inc. (d/b/a WorldPages.com) and a web site design and production company, Big Stuff, Inc. Upon closing and shareholder approval, ACG will be re-named "WorldPages.com" and its stock will continue to be traded on the New York Stock Exchange under a new symbol. "This sale," O'Neal added, "further enables our creating a world-class, integrated network of print and Internet directories to take advantage of the convergence of these advertising mediums."

Please visit WWW.ACGINC.NET and WWW.WORLDPAGES.COM for more information.